Exhibit 23.2 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fruci & Associates II, PLLC

802 N. Washington

PO Box 2163

Spokane, Washington 99210-9223

To the Board of Directors

Chess Supersite Corporation

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our audit report dated March 31, 2017 with respect to the balance sheets of Chess Supersite Corporation as of December 31, 2016 and December 31, 2015 and the related statements of operations, stockholders’ equity and cash flows for the periods then ended, appearing in the Annual Report on Form 10-K for the year ended December 31, 2016. Our report dated March 31, 2017, relating to the aforementioned financial statements, includes an emphasis of matter paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

s/ Fruci & Associates II, PLLC

May 11, 2017